UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2014 (December 15, 2014)

EMCORE CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-36632	22-2746503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2015 Chestnut Street, Alhambra, California	91803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 293-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2014, the Compensation Committee of the Board of Directors of EMCORE Corporation (the “Company”) approved bonus payments (the “Bonuses”) for Dr. Hong Q. Hou, the Company’s Chief Executive Officer, Mr. Mark Weinswig, the Company’s Chief Financial Officer, Ms. Monica Van Berkel, the Company’s Chief Administration Officer, and Mr. Alfredo Gomez, the Company’s General Counsel (collectively, the “Executives”).  The Bonuses will become payable in the following amounts upon consummation of the Company’s previously disclosed disposition of its telecommunications business pursuant to that certain asset purchase agreement, dated as of October 22, 2014, by and between the Company and NeoPhotonics Corporation (such sale, the “Telecom Sale”): Dr. Hou, $135,000; Mr. Weinswig, $77,000; Ms. Van Berkel, $48,000; and Mr. Gomez, $48,000.

One-half of the applicable amount is payable upon the closing of the Telecom Sale. The remainder is payable six months thereafter, generally contingent upon the Executive’s continued employment through the respective payment dates; provided that payment of the second installment will be made to Mr. Weinswig upon an earlier termination of his employment without cause or for good reason (as those terms are defined in his employment agreement with the Company) following closing of the Telecom Sale. Payment of any unpaid Bonus amount will be made to the other Executives, whose anticipated employment termination has been previously disclosed, if and when they become entitled to severance under the Separation Agreements governing their respective employment terminations.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION

Dated: December 19, 2014	By:	/s/ Alfredo Gomez
	Name:	Alfredo Gomez
	Title:	General Counsel

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